Exhibit 99.1

Metalico, Inc.

FOR IMMEDIATE RELEASE
METALICO REPORTS 2009 RESULTS

CRANFORD, NJ, March 11, 2010 – Metalico, Inc. (AMEX:MEA) today reported its results for the year and quarter ended December 31, 2009.

2009 FINANCIAL HIGHLIGHTS

•	2009 revenues of $291.7 million.

•	Operating income of $ 13.7 million.

•	EBITDA of $28.6 million.

•	Net loss of $3.4 million.

•	Fully diluted loss per share of $0.08.

Net loss for the year ended December 31, 2009 was $3.4 million or $0.08 per share on a diluted basis on sales of $291.7 million. These results compare to a net loss of $43.7 million or $1.25 cents per share on a diluted basis on sales of $818.2 million for the year ended December 31, 2008.

Sales decreased by $526.5 million or 64% from the Company’s 2008 results. But operating income for 2009 rose to $13.7 million as compared to an operating loss of $40.0 million for the prior year.

The Company’s scrap segment generated operating income of $12.9 million for 2009 and the lead fabrication segment had operating income of $2.7 million. In 2008, the scrap segment reported an operating loss of $24.6 million and the lead fabrication segment showed an operating loss of $12.2 million. Corporate and other eliminations were responsible for the rest of the Company’s 2008 operating losses.

Fourth Quarter Results Summary

Fourth Quarter financial results include the following, compared to the prior year’s Fourth Quarter:

•	Sales increased by 31% to $84.6 million.

•	Operating income was $3.0 million, compared to an operating loss of $89.9 million.

•	Net loss was $6.0 million compared to a net loss of $67.5 million.

•	EBITDA was $6.3 million, as opposed to a negative $26.2 million.

•	2009 loss per share was $0.13, compared to 2008 loss of $1.86 per share.

The combined effect of the following items turned the $3.0 million of operating income into a $6.0 million net loss for the quarter. In the period, Metalico wrote off the $2.8 million carrying value of its investment in Beacon Energy Holdings, Inc. due to the expiration of federal renewable energy tax credits, low product demand, rising feedstock costs and diminished working capital balances at year end. The Company incurred $3.0 million of interest expense and $2.2 million of non-recurring charges related to legal settlements.

Further complicating the comparisons, certain charges described above that produced the net loss for the Fourth Quarter are not tax deductible, thereby resulting in federal and state income tax expense of $1.7 million, or $0.04 per diluted share.

“Fourth Quarter operating income was negatively impacted by buying prices rising more rapidly than selling prices and by the mix and quantity of metals sold,” said Carlos E. Agüero, Metalico’s President and Chief Executive Officer. “The Company generated higher than anticipated PGM sales in the fourth quarter which normally carry a lower gross margin than ferrous scrap sales. Ferrous volumes and price were negatively affected by year-end seasonal factors.”

“However, with plenty of inventory on hand at the beginning of 2010, we are well poised to benefit from robust demand from domestic consumers and sharply higher ferrous and non-ferrous commodity prices,” Agüero added.

Debt and Shareholders’ Equity

Metalico’s outstanding debt decreased to $116.8 million as of December 31, 2009 from $184.7 million at December, 31, 2008, a difference of $67.9 million. Shareholders’ equity increased 33% or $37.3 million to $150.3 million as of December 31, 2009, from $113.0 million as of December 31, 2008. As recently announced, Metalico closed on a new three-year $65 million senior secured credit facility led by JPMorgan Chase Bank, which will produce annualized interest savings of approximately $2.9 million, which will be partially offset in the first quarter of 2010 by a one-time non-cash capitalized cost write-off of $2.2 million.

As of December 31, 2009, Metalico had 46,425,224 common shares issued and outstanding. The Company has no outstanding preferred shares.

OUTLOOK AND UPDATE

The Company said it believes its results for 2010 may be influenced by the following factors:

•	In the First Quarter of 2010, all grades of ferrous metals are experiencing considerable upward pricing trends and surging demand for scrap from steel mills in domestic markets. We believe these positive trends will carry into the second quarter. However, demand from export markets for ferrous scrap remains weak relative to recent norms, but is expected to strengthen. The Company anticipates that its first quarter ferrous scrap shipments will double over 2009 fourth quarter shipments.

•	Demand for non-ferrous metals in the First Quarter is robust. Many items appear to be in tight supply for recyclers, compared to recent norms. Demand for Aluminum Deox has been steadily improving along with steel industry capacity utilization.

•	Non-ferrous prices increased substantially through 2009 and remain strong so far in 2010. The Company believes that base metal prices will continue at or near current levels as the global economy gradually recovers and a supply shortage manifests itself.

•	Intake of ferrous and non-ferrous scrap continues well below historic levels and is expected to remain so for the foreseeable months, potentially putting further upward pressure on buying prices.

•	Average prices for Platinum Group Metals have increased dramatically from their lows in the second half of 2008 and remain in a narrow trading range, although still well below historic peaks. Platinum prices had severely impacted unit volumes industry-wide as suppliers held back saleable metals in hopes of stronger precious metal pricing throughout 2009. The net reduction of cars scrapped during 2009 contributed to a significant reduction in converter units available for recycling. However, Metalico expects that units purchased and PGM selling prices will continue to show improvement during 2010, in part driven by rising car sales and in part by increasing the Company’s share of the converter recycling market.

•	Fabricated product sales should benefit in 2010 from an improving economy and customary pickup in the spring/summer repair and construction season.

Metalico, Inc. is a holding company with operations in two principal business segments: ferrous and non-ferrous scrap metal recycling, and fabrication of lead-based products. The Company operates twenty-four recycling facilities in New York, Pennsylvania, Ohio, West Virginia, New Jersey, Texas, and Mississippi and four lead fabrication plants in Alabama, Illinois, and California. Metalico’s common stock is traded on NYSE Amex (formerly the American Stock Exchange) under the symbol MEA.

Metalico operates in a highly cyclical and volatile commodity metals universe made more difficult by uncertain economic conditions. The Company’s strategy involves diversification among various commodity metal groups, a focus on capacity utilization, internal growth and acquisitions, while taking a long-term view to achieve growth and above-average financial results.

When the Company uses the term “EBITDA,” the Company is referring to earnings before interest, stock-based compensation, income taxes, depreciation and amortization, impairment charges, other expense, equity in loss of unconsolidated investee, gain on acquisition, gain on debt extinguishment, financial instruments fair value adjustment and discontinued operations.. EBITDA is considered non-GAAP financial information and a reconciliation of net income to EBITDA is included in the attached financial tables.

Forward-looking Statements

This news release, and in particular its “Outlook and Update” section, contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, such as Metalico’s expectations with respect to its results of operations for the first quarter of 2010, commodity pricing, volumes, and trends. These statements may contain terms like “expect,” “anticipate,” “believe,” “appear,” “estimate” and other words that convey a similar meaning, or are statements that do not relate strictly to historical or current facts. Forward-looking statements include statements with respect to Metalico’s beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond Metalico’s control, and which may cause Metalico’s actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Factors that could cause such material difference are discussed in more detail in the Company’s most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. All statements other than statements of historical fact are statements that could be forward-looking statements. Metalico assumes no obligation to update the information contained in this news release.

Contact:	Metalico, Inc. Carlos E. Agüero Michael J. Drury info@metalico.com

186 North Avenue East Cranford, NJ 07016 (908) 497-9610 FAX: (908) 497-1097 www.metalico.com

# # #

METALICO, INC.
SELECTED HISTORICAL FINANCIAL DATA
(UNAUDITED)
($ thousands, except per share data)

	Three	Three	Year	Year
	Months Ended	Months Ended	Ended	Ended
Selected Income Statement Data:	December 31, 2009	December 31, 2008	December 31, 2009	December 31, 2008
Revenue	$84,621	$64,542	$291,733	$818,195

Costs and expenses:
Operating expenses	72,312	83,762	239,647	756,099
Selling, general & administrative expenses	6,708	7,596	25,994	30,146
Depreciation & amortization	3,472	4,038	13,240	12,864
Impairment charges	-	59,043	-	59,043
Gain on acquisition	(866)	-	(866)	-

	81,626	154,439	278,015	858,152

Operating income (loss)	2,995	(89,897)	13,718	(39,957)

Interest expense	(2,999)	(4,914)	(15,857)	(17,355)
Equity in loss of unconsolidated subsidiaries	(2,809)	(3,334)	(3,839)	(3,419)
Financial instrument fair value adjustment	(614)	1,458	(2,035)	1,943
Gain on debt extinguishment	-	-	8,072	-
Other (expense) income	(2,152)	208	(1,963)	410

	(8,574)	(6,582)	(15,622)	(18,421)

Loss from continuing operations before income taxes and minority interest	(5,579)	(96,479)	(1,904)	(58,378)
Provision (benefit) for income taxes	475	(29,371)	1,736	(15,535)

Loss from continuing operations before minority interest	(6,054)	(67,108)	(3,640)	(42,843)
Minority interest in loss of consolidated subsidiaries	-	1	-	413

Loss from continuing operations	(6,054)	(67,107)	(3,640)	(42,430)
Discontinued operations:
Gain (loss) from discontinued operations	18	(397)	195	(1,230)

Net loss	$(6,036)	$(67,504)	$(3,445)	$(43,660)

Diluted loss per common share:
Loss from continuing operations	$(0.13)	$(1.85)	$(0.08)	$(1.21)
Discontinued operations (net)	-	(0.01)	-	(0.04)

Net loss	$(0.13)	$(1.86)	$(0.08)	$(1.25)

Diluted weighted average common shares outstanding:	46,409,899	36,281,432	41,200,895	35,136,316

METALICO, INC.
SELECTED HISTORIAL FINANCIAL DATA (CONTINUED)
(UNAUDITED)
($ thousands)

		December 31,	December 31,
		2009	2008
Assets:

	Current Assets	$99,435	$133,359
	Property Plant & Equipment, net	75,253	80,083
	Intangible and Other Assets	118,728	126,851

	Total Assets	$293,416	$340,293

Liabilities & Stockholders’ Equity:

	Current Liabilities	$22,836	$66,551
	Debt & Other Long Term Liabilities	120,323	156,770

	Total Liabilities	143,159	223,321
	Redeemable Common Stock	-	4,000
	Stockholders’ Equity	150,257	112,972

	Total Liabilities & Stockholders’ Equity	$293,416	$340,293

Non-GAAP Financial Information

Reconciliation of Non-GAAP EBITDA and Net Income

When the Company uses the term “EBITDA,” the Company is referring to earnings before interest, stock-based compensation, income taxes, depreciation and amortization, impairment charges, other expense, equity in loss of unconsolidated investee, gain on acquisition, gain on debt extinguishment, financial instruments fair value adjustment and discontinued operations. The Company presents EBITDA because it considers it an important supplemental measure of the Company’s performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in Metalico’s industry. The Company also uses EBITDA to determine its compliance with some of the covenants under its credit facility. EBITDA is not a recognized term under generally accepted accounting principles in the United States (“GAAP”), and has limitations as an analytical tool. You should not consider it in isolation or as a substitute for net income, operating income, cash flows from operating, investing or financing activities or any other measure calculated in accordance with GAAP. Other companies in the Company’s industry may calculate EBITDA differently from how the Company does, limiting its usefulness as a comparative measure. EBITDA should not be considered as a measure of discretionary cash available to the Company to invest in the growth of its business. The following table reconciles EBITDA to net income:

	Three Months	Three Months Ended	Year	Year
	Ended	December 31,	Ended	Ended
	December 31, 2009		December 31,	December 31,
		2008
			2009	2008
	(UNAUDITED)
	($ thousands)
EBITDA	$6,268	$(26,198)	$28,581	$34,357
Less:
Interest expense	2,999	4,914	15,857	17,355
Stock based compensation	667	617	2,489	1,994
Provision (benefit)for federal and state income taxes	475	(29,371)	1,736	(15,535)
Other expense (income)	2,152	(208)	1,963	(410)
Equity in loss of unconsolidated investee	2,809	3,334	3,839	3,419
Impairment charges	-	59,043	-	59,043
Gain on acquisition	(866)	-	(866)	-
Gain on debt extinguishment	-	-	(8,072)	-
Depreciation and amortization	3,472	4,038	13,240	12,864
Financial instruments fair value adjustment	614	(1,458)	2,035	(1,943)
Discontinued operations, net	(18)	397	(195)	1,230

Net loss	$(6,036)	$(67,504)	$(3,445)	$(43,660)